Exhibit 99.1

                R O B I N S C H O E N P U B L I C R E L A T I O N S
         526 Penn Street Newtown, PA 18940 t: 215/504-2122 f: 215/504-2123
                            e-m:schoenpr@mindspring.com

FOR IMMEDIATE RELEASE
April 5, 2000

            MEDIX RESOURCES MOVES TO THE AMERICAN STOCK EXCHANGE
            ----------------------------------------------------
                 Symbol to Change from OTCBB:MDIX to AMEX:MXR

New York, NY -- John Prufeta, president and chief executive officer of Medix Resources, Inc. [OTCBB:MDIX], today announced that the Company's application for listing its common stock on the American Stock Exchange has been approved. Effective April 6, 2000, Medix's common stock will begin trading on the American Stock Exchange (AMEX) under the symbol MXR.

Medix provides Internet-based healthcare communication, data integration, and transaction software through its Cymedix.com product suite. The American Stock Exchange is part of the Nasdaq-Amex Market Group, which operates the Nasdaq Stock Market and is a subsidiary of the National Association of Securities Dealers Inc., the largest securities-industry, self-regulatory organization in the United States.

"We are very excited to join the growing list of e-businesses and high tech firms joining the American Stock Exchange," stated Prufeta. "As compared with an OTC listing, an AMEX listing will provide brokers with greater freedom to recommend Medix stock and should, as a result, increase the number of potential investors in Medix stock. It will also lower the cost of raising capital and provide greater flexibility in terms of future financings for our growth strategy."

AMEX is the nations second-largest and most technologically advanced floor-based exchange, and has a significant presence in common stocks, index shares, and equity derivatives. It is home to a growing list of actively traded index-linked securities (e.g., DIAMONDS, SPDRS, WEBS) and its auction market structure has attracted listings of companies from a wide range of industries.

Medix Resources, through its wholly-owned subsidiary Cymedix Lynx Corporation, offers Cymedix.com, a suite of fully-secure, patented Internet communications software products, to the healthcare industry. Additional information about Medix Resources and its products and services can be found by visiting its Web sites, www.medixresources.com and www.cymedix.com, or by calling 800/326-8773.

                                    # # #

Information in this press release contains forward-looking statements that involve risks and uncertainties that might adversely affect the Company's operating results in the future to a material degree. Such risks and uncertainties include, without limitation, the ability of the Company to raise capital to finance the development of its software products, the effectiveness and the marketability of those products, the ability of the Company to protect its proprietary information, and the establishment of an efficient corporate operating structure as the Company grows. These and other risks and uncertainties are presented in detail in the Company's Form 10-KSB for 1999, which was filed with the Securities and Exchange Commission on March 30, 2000. This information is available from the SEC or the Company.

Contacts:   General and Press Inquiries         Investor Inquiries
            Robin Schoen                        Josh Golomb
            Robin Schoen Public Relations       SmallCaps Online Communications
            215/504-2122                        212/554-4158